Exhibit 10.19

                              Employment Agreement

     Agreement made this 15th day of June 2004, by and between Telemetrix, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal office located at 300 Village Green Circle, Suite 201,
Smyrna, Georgia, 30080 referred to in this agreement as the company, and Richard
Dineley, of 1628 Four Lakes Drive, Madison, Georgia 30650, referred to in this agreement as the employee.

                            I. EMPLOYMENT AND DUTIES

     The company  employs the employee in the capacity of President and CEO and to perform such other duties consistent with his executive status, as may be determined and assigned to him by the board of directors of the company.

                                 II. PERFORMANCE

     Employee agrees to devote a mutually agreed upon amount of his time and efforts to the performance of his duties as President and CEO and to the performance of such other duties consistent with his executive status as are assigned to him from time to time by the directors of the company.

                                    III. TERM

     Except in the case of earlier termination, the term of this contract shall be for twelve months, commencing June 15, 2004, and subject to performance review in six months, giving due consideration to the company's financial condition. This agreement may be terminated by either party during the term upon thirty days written notice. Such notice shall be delivered as follows:

If to the Company:          with a copy to:             If to the Employee:

Geoff Girdler               Richard L. West             Richard Dineley
Telemetrix, Inc.            West Law Firm, LLC          1628 Four Lakes Drive
300 Village Green Circle    245 Park Ave., 39th Fl.     Madison, GA 30650
Smyrna, GA 30080            New York, NY 10167          (706) 752-0643 - fax
(801) 849-4802              (917) 591-3145 - fax

                                IV. COMPENSATION

     For all the services to be rendered by employee in any capacity under this agreement, including services as President and CEO, or any other duties assigned to him by the directors of the company, the company agrees to pay employee:

          1.   A salary of $200,000 per annum; and
          2.   A number of options to purchase 500,000 common shares of the company's stock upon execution of this agreement at a strike price equal to the fair market value of the stock at the time of grant. The granting of options pursuant to this agreement is dependent upon approval of the company's board of directors, who will also determine in good faith the exercise price and
               duration.

                  V. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     Employee covenants and agrees with the company that he will not, either during the term of his employment or at any time thereafter, disclose to anyone any confidential information concerning the business or affairs of the company.

                           VI. COVENANT NOT TO COMPETE

     The employee acknowledges that his services and responsibilities are of particular significance to the company and that his position with the company does and will continue to give him an intimate knowledge of its business.
Because of this, it is important to the company that the employee be restricted from competing with the company in the event of the termination of his employment or upon expiration of this agreement. Therefore, the employee agrees that he shall not compete directly or indirectly with the company or its business for a period of two years.

                          VII. CONFLICTING OBLIGATIONS

     Employee represents and warrants to company that he is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this agreement or which would prevent him from performing his obligations under this agreement.

                                VIII. ASSIGNMENT

     The performance of this agreement shall be non-assignable by either party without the prior written consent of both parties. Without such written consent, any attempted assignment of this agreement shall be null and void. The rights and obligations of this contract shall inure to and be binding upon the parties and their respective heirs and successors.

                              IX. WAIVER OF BREACH

     The waiver by either party of a breach of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach of this agreement.

                        X. INVALIDITY OF PART OF CONTRACT

     Should any part of this contract for any reason be declared invalid, such shall not affect the validity of any remaining portion of the contract, which remaining portion shall continue in force and effect as if this contract had been executed with such invalid portion eliminated, and it is declared the intention of the parties that they would have executed the remaining portion of this contract without including any such part, parts or portion which may for any reason be declared invalid.

                          XI. MISCELLANEOUS PROVISIONS

     This agreement supersedes any and all prior written or oral agreements between the employee and the company, and this agreement may not be changed except by a writing executed by each party. This agreement is executed and delivered in the State of Georgia and shall be construed and enforced in accordance with the laws and decisions of such state. In the event of any litigation at any time arising under this agreement, it is specifically agreed among the parties that the venue of such litigation shall be the State of
Georgia, and such venue shall be exclusive in all events unless otherwise agreed by the parties.

     In witness of the above, each party to this agreement has caused it to be executed on the date(s) indicated below.

TELEMETRIX, INC.

/s/ Patrick J. Kealy                        /s/ Richard Dineley
By: Patrick J. Kealy                            Richard Dineley
Its: Chairman

Dated: July 1, 2004                         Dated: July 1, 2004